Exhibit 10.10

INFINITY SUPPLEMENTAL RETIREMENT PLAN

Article I.	The Plan

1.1	Establishment of the Plan

Infinity Property & Casualty Corporation (the “Company”) established the Infinity Supplemental Retirement Plan (the “Plan”) for eligible Employees of the Company and participating Affiliates effective as of March 1, 2003. The Plan was amended and restated effective January 1, 2005 to adopt changes required for compliance with Internal Revenue Code Section 409A. The Plan is hereby amended and restated effective as of January 1, 2010 to allow for Employee deferrals and to provide for changes to the manner of determining Employer contributions because of the adoption of the safe harbor 401(k) Retirement Plan with the safe harbor matching contribution by the Company. The provisions of this amended and restated Plan shall apply to any Participant who completes one hour of service after the effective date of this amendment and restatement.

1.2	Purpose of the Plan

The Plan is intended to permit eligible Employees of the Company and its Affiliates to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make elective deferrals and receive Employer contributions that are precluded by the provisions of the 401(k) Retirement Plan or by law due to limitations on compensation which may be considered in making such contributions under the 401(k) Retirement Plan.

The group of eligible Employees shall be limited to a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2).

Benefits provided under this Plan shall be paid solely from the general assets of the Company and participating Affiliates. This Plan, therefore, is exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA. The Company may establish a rabbi trust (the “Trust”) which may be used to pay benefits arising under the Plan and all costs, charges and expenses relating thereto to the extent such costs, charges and expenses are not paid by the Company; except that, to the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges and expenses.

1.3	Applicability of the Plan

This Plan applies only to eligible Employees who are in the active employ of the Company or a participating Affiliate on or after the effective date of the Plan.

Article II.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. The definition or any term in the singular shall also include the plural.

2.1	401(k) Retirement Plan

401(k) Retirement Plan means the Infinity 401(k) Retirement Plan sponsored by the Company for the benefit of its eligible employees, as amended from time to time, or any successor 401(k) plan.

2.2	Account

Account means the bookkeeping account for each Participant that represents contributions made on the Participant’s behalf under Sections 4.1 and 4.2, including any gains and losses credited on such contributions under Section 5.2.

2.3	Affiliate

Affiliate means any entity which, along with the Company, is a member of a controlled group of employers under Code Section 414(b), (c), (m), or (o).

2.4	Beneficiary

Beneficiary means the person(s) or entity(ies) designated in writing by the Participant as the Participant’s Beneficiary under this Plan.

(a)	A Participant shall have the right to designate one or more Beneficiaries and to change any Beneficiary previously designated.

(b)	A Participant shall submit his or her Beneficiary designation in writing using the Beneficiary designation portion of the enrollment form. The Participant shall deliver the completed form to the Administrator. The most recently dated and filed Beneficiary designation shall cancel all prior designations.

(c)	In the event of the Participant’s death before or after the commencement of payments from the Account, the amount otherwise payable to the Participant shall be paid to the designated Beneficiaries, and, if there are no Beneficiaries, to the estate of the Participant, according to the provisions of Section 6.2.

2.5	Board

Board means the Company’s Board of Directors.

2.6	Code

Code means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code also shall be deemed to refer to the Regulations under that Code section.

2.7	Company

Company means Infinity Property and Casualty Corporation or any successor thereto.

2.8	Compensation

Compensation means the following:

(a)	401(k) Eligible Compensation. 401(k) Eligible Compensation means all compensation as defined in the 401(k) Retirement Plan as may be amended from time to time for purposes of making elective deferrals to the 401(k) Retirement Plan including any exclusions from compensation as may be provided in the 401(k) Retirement Plan determined without applying the dollar limitation as imposed by Code Section 401(a)(17).

(b)	Supplemental Deferral Compensation. Supplemental Deferral Compensation means a Participant’s 401(k) Eligible Compensation minus any Performance-Based Compensation.

(c)	Performance-Based Compensation. Performance-Based Compensation is compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria (i.e., established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established) relating to a performance period of at least 12 consecutive months. Performance-Based Compensation will not include any amount or portion of any amount that will be paid either (i) regardless of performance, or (ii) based upon a level of performance that is substantially certain to be met at the time the criteria are established. The determination of “Performance-Based Compensation” shall be made in accordance with Code Section 409A and the Regulations thereunder.

2.9	Employee

Employee means any person who is employed by the Company or an Affiliate.

2.10	Employer

Employer means the Company and each Affiliate that has adopted this Plan for its eligible Employees.

2.11	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to the Regulations under that section.

2.12	Participant

Participant means an Employee of an Employer who has met, and continues to meet, the eligibility requirements of Section 3.1 and 3.2.

2.13	Plan

Plan means the Infinity Supplemental Retirement Plan, as amended from time to time.

2.14	Plan Administrator

Plan Administrator means the administrator of the Plan appointed pursuant to Section 7.1 of the Plan.

2.15	Plan Year

Plan Year means the calendar year.

2.16	Separation from Service

Separation from Service means a separation from service as defined in Code Section 409A(a)(2)(A)(i) and the Regulations thereunder and shall be deemed to include a separation from service for any reason, including but not limited to, termination of employment, death, disability, and retirement.

2.17	Valuation Date

Valuation Date means the last day of each calendar quarter and any other date that the Plan Administrator selects in its sole discretion for the revaluation and adjustment of Accounts.

Article III.	Participation

3.1	Eligibility

(a)	Any Employee who is eligible to participate in the 401(k) Retirement Plan and whose annual 401(k) Eligible Compensation paid in the prior Plan Year was equal to or greater than the amount defined in Code Section 401(a)(17) and who is determined by the Company in its sole and absolute discretion to be eligible shall be eligible to participate in the Plan as of January 1 of the Plan Year. Any Employee hired during the year whose annual 401(k) Eligible Compensation is expected to be equal to or greater than the amount described in the preceding sentence for the current Plan Year and who is determined by the Company in its sole and absolute discretion to be eligible shall be eligible to participate in the Plan immediately.

(b)	An Employee shall become a Participant for purposes of the Employer supplemental retirement contributions described in Section 4.2 at the same time the Employee elects to make deferral contributions described in Section 4.1. However, no Employee shall become a Participant unless the Employee is a member of a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2).

(c)

For purposes of the Employee deferral contributions described in Section 4.1, an Employee designated as eligible pursuant to Section 3.1(a) may participate in the Plan by delivering to the Plan Administrator, by the December 1st (or by such later date designated by the Administrator, which shall not be later than December 31st), prior to the beginning of each Plan Year a properly completed enrollment form that conforms to the terms and conditions of the Plan. As described in Section 4.1 below, special election provisions apply to “Performance-Based Compensation.”

3.2	Duration

An Employee who becomes a Participant under Section 3.1 shall remain an active Participant until his or her Separation from Service. No contributions shall be credited to the Account of an individual after his or her active participation has been terminated; provided, however, that Employer supplemental retirement contributions that have not been credited prior to the termination of employment on Employee deferral contributions that were made prior to the termination of employment may be credited after the termination of employment. However, such individual shall continue to be a Participant for all other purposes until all benefits to which he or she is entitled to receive under this Plan have been paid.

Article IV.	Benefits

4.1	Employee Deferral Contributions

(a)	Supplemental Deferral Compensation. Prior to the beginning of each Plan Year during the enrollment period described in Section 3.1(c), a Participant may elect to defer a stated percentage of his or her Supplemental Deferral Compensation for services rendered in the next Plan Year. Such deferral election shall be effective beginning with the pay date immediately following the pay date on which the Participant’s 401(k) Eligible Compensation exceeds the compensation limit imposed by Code Section 401(a)(17).

(b)	Performance-Based Compensation. With regard to Performance-Based Compensation, a Participant may execute a supplemental bonus reduction agreement on a form prescribed by the Plan Administrator to elect to reduce his or her Performance-Based Compensation. Such supplemental bonus reduction agreement must be executed on or before the date that is six months before the end of the performance period, and the Participant must have performed services continually from the later of (i) the beginning of the performance period, or (ii) the date the performance criteria are established through the date an election is made in accordance with this paragraph. Such supplemental bonus reduction agreement shall be effective only with respect to the amount of Performance-Based Compensation that exceeds the limit imposed by Code Section 401(a)(17) in the Plan Year in which it is paid. For purposes of determining the amount of the Performance-Based Compensation that exceeds the limit imposed by Code Section 401(a)(17), all other 401(k) Eligible Compensation previously received by the Participant during the Plan Year in which the Performance-Based Compensation is paid shall be taken into account. Notwithstanding anything contained herein to the contrary, no Employee deferral elections will be effective for Performance-Based Compensation for services performed in 2009 that is paid in either 2010 or 2011. Employee deferral elections on Performance-Based Compensation will only be effective for Performance-Based Compensation on which a proper deferral is made in accordance with the rules specified previously.

(c)	Any Supplemental Deferral Compensation deferral must be at least 1% and no more than 25% of Supplemental Deferral Compensation. No deferral election shall reduce a Participant’s paid compensation below the amount necessary to satisfy applicable employment taxes (e.g., FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for compensation that cannot be deferred. The deferral election provided by this Supplemental Retirement Plan shall be applied only after any other deferral election made pursuant to another nonqualified deferred compensation plan sponsored by the Employer is applied to the Participant’s compensation. The Plan Administrator shall have sole and absolute discretion to determine the proper manner to handle the order of all deferral elections.

(d)	Supplemental Deferral Compensation deferred under this Plan shall be credited to the Participant’s Account on the same date as contributions are credited for Employee 401(k) contributions elected pursuant to the 401(k) Retirement Plan.

(e)	The deferral sources and amounts elected for a given Plan Year are irrevocable.

4.2	Employer Supplemental Retirement Contributions

(a)	Eligibility. The amount of the Employer supplemental retirement contribution allocated to a Participant’s Account for a Plan Year shall be a matching contribution equal to 100% of the first 4% of the Employee deferral contributions and 50% of the next 2% of the Employee deferral contributions. To receive this Employer supplemental retirement contribution, a Participant must have satisfied all requirements for a safe harbor matching contribution under the 401(k) Retirement Plan for the Plan Year.

(b)	Allocations. A Participant shall be credited with Employer supplemental retirement contributions under this Plan for a Plan Year shall be paid in the time and manner determined by the Company.

4.3	Forfeiture of Benefits

Participants shall at all times be fully vested in his or her Employee deferral contributions. Participants shall be fully vested in his or her Employer supplemental retirement contributions made after December 31, 2009 at all times. Participants shall vest in his or her Employer supplemental retirement contributions made prior to January 1, 2010 to this Plan in accordance with the following vesting schedule:

Year and Service	Vested Percentage
1	25%
2	50%
3	75%
4	100%

A Participant shall become fully vested upon any of the following events, subject, however, to the substantial risk of forfeiture set forth in Section 5.3: attainment of normal retirement age, early retirement age, on death prior to normal retirement (provided the participant has not terminated employment prior to death), on retirement due to Disability, or on termination of the Plan.

Article V.	Forfeiture of Benefits

5.1	Participant Accounts

Each contribution credited to a Participant under Article IV shall be allocated to an individual bookkeeping Account maintained on behalf of that Participant by the Plan Administrator. Each Participant’s Account shall be adjusted for earnings in the manner described in Section 5.2. The Plan Administrator may have sub-accounts to provide separately for the Employee deferral contributions, Employer supplemental retirement contributions prior to January 1, 2010, and Employer supplemental retirement contributions after December 31, 2009.

5.2	Valuation of Participant Accounts

The Company may, but is not required to, establish a rabbi trust (“Trust”) and make contributions to it corresponding to any or all amounts accrued under Article IV. These contributions will be credited with income, expenses, gains and losses in accordance with the investment experience of the Trust. The Plan Administrator may direct the trustee of the Trust to establish investment funds in accordance with the rules prescribed by the Plan Administrator. The Plan Administrator may alter the available funds or the procedures for allocating Account balances among them at any time.

With regard to benefits accrued under the Plan with respect to which the Company has not made contributions to a Trust as provided in the preceding paragraph, as of each Valuation Date, each Participant’s Account shall be adjusted to reflect earnings as follows: An average of the Participant’s Account (the “Average Account Balance”) shall be obtained by dividing (a) the sum of (i) the Participant’s Account as of the immediately preceding Valuation Date and (ii) the Participant’s Account as of the immediately preceding Valuation Date plus all contributions since the immediately preceding Valuation Date, by (b) two. The Participant’s Average Account Balance shall be multiplied by the Applicable Interest Rate, and this product shall be added to or subtracted from the Participant’s Account. The Applicable Interest Rate shall be determined by the Board on or about the prior November 15. The Applicable Interest Rate for any Plan Year will be based on the general level of interest rates as well as interest rates the Company is paying on its debt obligations. In the exercise of the Board’s discretion, the Board may raise (but not lower) such selected interest rate for any Plan Year, based upon significant movements in the general level of interest rates.

5.3	Financing

The benefits under this Plan shall be paid out of the general assets of the Employer (including assets held in the Trust). No Participant or Beneficiary shall have any interest in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of any Employer. Nothing continued in this Plan, and no action taken pursuant to the provisions of this Plan, shall create a fiduciary relationship between an Employer and any Participant or Beneficiary or a right of continued employment for any Participant.

Article VI.	Distributions

6.1	Separation from Service

Upon a Participant’s Separation from Service, the Participant shall be entitled to the balance of his or her Account to be distributed in accordance with the following:

(a)	Payments from the Plan shall be made in the form of cash. Any required tax withholding will be deducted from the Participant’s Account.

(b)	At the time of initial enrollment in the Plan (or, in accordance with Internal Revenue Code Section 409A, on or prior to the date required for elections to be made to comply with such section), a Participant shall elect the method of payment desired and the time of payment (in accordance with the provisions below).

(c)	A Participant may choose either a lump sum or annual installments over a period not to exceed ten (10) years.

(d)	The payment method elected shall apply to all benefits of the Participant under the Plan for all Plan Years and, with regard to an election made in accordance with Section 409A, after initial participation or a distribution election change made in accordance with paragraph (e) below, shall apply to benefits accrued prior to and subsequent to such election.

(e)	Once made, an election of the form of payment of benefits and time of payment of benefits is irrevocable except in the following situations:

(1)	The new distribution election does not take effect until the first day of the month that is at least twelve (12) months after the date the new election is filed (and the Participant must remain employed on such date);

(2)	The new distribution election must delay payments for at least five years from the date benefits would have been paid in accordance with the existing distribution election;

(3)	The new distribution election must be made at least twelve (12) months prior to the first scheduled payment date under the existing distribution election; and

(4)	The new distribution election cannot result in an acceleration of benefit payments as they would have been made under the existing distribution election.

(f)	Pursuant to the transition guidance issued by the Internal Revenue Service regarding compliance with Code Section 409A in obtaining distribution elections, no distribution election will be effective if it would cause an amount that is to be paid in the year of the election to be paid in a subsequent year or would cause an amount that is to be paid in a subsequent year to be paid in the year of the election.

(g)	Payment will be made (if in a lump sum) or will begin (if in annual installments) on the January 15th or July 15th that is at least six months following the later of (i) Participant’s Separation from Service or (ii) the first day of the year selected by the Participant in his/her enrollment form (as described above). Future installment payments will be made on January 15th of each succeeding year until the installment period ends.

(h)	Installments will be paid over the number of years elected by the Participant (up to ten (10) annual installments), with each installment being calculated by multiplying the Account balance as of the January 1 or July 1 preceding the distribution date described in (a) above by a fraction of one over the number of years remaining in the installment period.

(i)	Applicable federal, state, local and foreign taxes will be deducted from the gross amount of the payment.

(j)	Notwithstanding the Participant’s distribution election, if the Participant’s Account balance to be paid or to begin to be paid on the January 15th or July 15th that is at least six months following the Participant’s Separation from Service does not exceed the applicable dollar amount under Internal Revenue Code Section 402(g)(1)(B) ($16,500 for 2010) on the first day of such month (i.e., on January 1 or July 1), the Participant’s benefits will be paid in a lump sum payment on such January 15th or July 15th. This provision shall apply only if the payment results in the termination of and liquidation of the entirety of the Participant’s interest under the Plan and all other arrangements treated as a single plan under Treasury Regulation Section 1.409A-1(c)(2).

(k)	If installment payments are in effect, the Participant’s Account shall continue to be credited with earnings hereunder until payment of the final installment.

(l)	Under the terms of paragraphs (g) and (j) of this Section 6.1, payments for all Participants are delayed for six months following Separation from Service. This includes distributions for any Participants who are “specified employees” as defined in Internal Revenue Code Section 409A.

6.2	Death of the Participant

If the Participant dies before the distribution of his or her Account, the balance in the Account shall be distributed to the Participant’s Beneficiary in a lump sum cash payment within 90 days following the Participant’s death.

6.3	No In-Service Withdrawals

A Participant may not receive a distribution from his or her Account before incurring a Separation from Service.

Article VII.	Administration

7.1	Administration

The Plan shall be administered by the Plan Administrator. The Company’s highest ranking human resources officer shall serve as the Plan Administrator. The Board may remove the Plan Administrator at any time, with or without cause, and may fill any vacancy. The Plan Administrator may adopt such rules and appoint such agents as he or she deems desirable for the conduct of his or her affairs and the administration of the Plan.

The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. The Plan Administrator shall have absolute and complete discretionary authority to interpret and administer the Plan and shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit. The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion. To the extent permitted by law, all finding of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan. The Plan Administrator may, in his or her sole and absolute discretion, delegate any of his or her powers and duties under this Plan to one or more agents or individuals. In such a case, every reference in the Plan to the Plan Administrator shall be deemed to include such matters within their jurisdiction. The Plan Administrator shall have right to consult with attorneys and other advisors regard its duties under this Plan, which attorneys and advisors may be employed by an Employer.

The Company agrees to indemnify and hold harmless the Plan Administrator against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liabilities arising out of his or her own gross negligence or willful misconduct. This right of indemnification is in addition to any other rights to which the Plan Administrator may be entitled. The liabilities and expenses against which the Plan Administrator is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against such a member or the settlement thereof. The Company may, at its own expense, settle any claim asserted or proceeding brought against the Plan Administrator when such settlement appears to be in the best interest of the Company.

The Plan Administrator shall serve without compensation for services as such. All expenses of the Plan Administrator shall be paid by the Company.

7.2	Appeals From Denied Claims

Any Participant may file a claim for benefits. If the claim is denied, the claimant shall be provided written notice within 90 days with:

•	Specific reasons for the denial

•	Specific references to the Plan provisions on which the denial is based;

•	A description of any additional information needed and why it is needed; and

•	An explanation of (1) the procedures and time limits for an appeal, (2) the right to obtain information about the procedures and (3) the right to sue in federal court.

If there are special circumstances delaying the determination of the claim, the claimant may be notified within the 90-day period explaining the special circumstances and stating that an answer will be provided within 90 more days. If an answer is not received within the 90 days (or 180 days if an extension notice has been provided), the claim shall be deemed denied. Any claimant for a benefit (or, as applicable, his or her estate or other representative or beneficiary) may, within sixty (60) days after receipt of a letter of denial, appeal to the Plan Administrator by writing to: Plan Administrator, Infinity Supplemental Retirement Plan, 3700 Colonnade Parkway, Birmingham, AL 35243, and may request a review of the denial of the benefit, with opportunity to submit his or her position in writing. Appeals that are not timely filed will be barred. The claimant is entitled to:

•	receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

•

submit written comments, documents, records and other information relating to the claim, which will be considered without regard to whether such information was submitted or considered in the initial determination.

The Plan Administrator will render a written decision, written in a manner calculated to be understood by the claimant, and mail the written decision to the claimant at the claimant’s last address known to the plan sponsor, specifying by reference to the Plan the reasons for denial of such part or all of the claimed benefit as it denies upon review. Such letter shall state the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claim; describe the Plan’s voluntary appeal procedures, if any; and notify the claimant of his or her right to bring an action under Section 502(a) of ERISA.

7.3	Tax Withholding

The Employer may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Employer may reasonably estimate as necessary to cover any taxes for which it may be liable and that may be assessed with regard to the payment.

7.4	Expenses

All expenses incurred in the administration of the Plan may be paid by the Employer determined in its sole and absolute discretion. If the Company establishes a Trust as provided in Section 1.2, costs, charges and expenses may be paid by the Trust as provided in Section 1.2.

Article VIII.	Adoption of the Plan by Affiliates; Amendment and Termination of the Plan.

8.1	Adoption of the Plan by Affiliates

All Affiliates of the Company are deemed to have adopted this Plan as of the later of (i) the effective date of this Plan as set forth in Section 1.1 or (ii) the date of such Affiliate’s affiliation with the Company.

8.2	Amendment and Termination

The Company hereby reserves the right to amend, modify or terminate the Plan at any time and for any reason by action of the Board of Directors of the Company. However, no amendment or termination shall adversely affect the amount of benefits accrued by a Participant prior to the date of the amendment or termination. Notwithstanding the foregoing, any amendment or discontinuance of the Plan shall be prospective in operation only and shall not affect the payment of any deferred amounts theretofore earned by any Participant or former Participant. Any amendment or discontinuance must comply with the requirements of Code Section 409A.

Article IX.	Miscellaneous Provision

9.1	Non-Alienation

No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge shall be void. Benefits shall not be in any manner subject to the debts, contracts, liabilities, engagements, or torts of, or claims against, any Participant or Beneficiary, including claims of creditors, claims for alimony or support, and any other like or unlike claims.

9.2	Distribution to Minors & Incompetents

In making any distribution to or for the benefit of any minor or incompetent person, the Plan Administrator, in its sole and absolute discretion, may, but need not, direct such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent. The receipt of such guardian, committee, relative or other person shall be a complete discharge to the Company and any Employer hereunder without any responsibility on its part or on the part of the Plan Administrator to see the application thereof.

9.3	Severability

If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.4	Applicable Law

Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Alabama.

9.5	Participant’s Rights Unsecured

The right of any Participant to receive payments under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. It is not required or intended that the amounts credited to the Participant’s Account be segregated on the books of the Company or be held by the Company in Trust for a Participant, and a Participant shall not have any claim to or against a specific asset or assets of the Company. All credits to an Account are for bookkeeping purposes only.

9.6	Employment Rights

This Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company.

9.7	Compliance With Internal Revenue Code Section 409A

To the extent applicable, this Plan shall be administered in compliance with Internal Revenue Code Section 409A.

This amended and restated Plan is adopted this 31st day of December, 2009, effective as provided above.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Samuel J. Simon

Its:	Executive Vice President, General Counsel and Secretary